Exhibit 10.6
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of December 30, 2004 and amended and restated effective March 20, 2007 by and among Biodel Inc., a Delaware corporation with an address at 6 West Kenosia Avenue, Danbury, CT 06810-7352 (“BIODEL”, “Employer” or the “Company”), and Solomon S. Steiner, Ph.D., an individual residing 24 Old Wagon Road, Mt. Kisco, New York 10509 (“Employee”).
W I T N E S S E T H:
     WHEREAS, Employer desires to secure the services of Employee as President and Chief Executive Officer; and
     WHEREAS, Employee desires to enter into the employ of Employer in accordance with the terms and conditions herein set forth;
     WHEREAS, the parties entered into an agreement as of December 30, 2004;
     WHEREAS, the parties wish to amend such agreement so that such agreement as so amended shall read in its entirety as follows
     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements of the parties herein set forth, the parties hereto hereby covenant and agree as follows:
          1. Position of Employment. Subject to the terms and conditions hereof, Employer hereby agrees to employ the services of Employee as President and Chief

Executive Officer and Employee hereby accepts such employment and agrees to serve the Company in such capacity. Employee shall have the duties, authority and responsibilities customarily associated with the offices of President and Chief Executive Officer and shall report to the Company’s Board of Directors. During the period that Employee is employed by Employer, Employee shall devote substantially all of his business time and attention to the performance of the duties described herein. Notwithstanding the foregoing, Employee shall be entitled to serve on the Board of Directors of Vyteris, Inc. and the Boards of other Companies if approved by the Company’s Board of Directors, to pursue charitable endeavors and to participate in professional organizations, provided that such activities do not interfere in any material respect with the performance by Employee of his duties hereunder. Employee shall at all time act in good faith in the performance of his duties. Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company applicable to employees generally, including, but not limited to, those relating to the protection of the Company’s proprietary trade secrets and confidential information.
     2. Contract Term. Unless terminated earlier pursuant to Section 4 below, the initial term of Employee’s employment under this Agreement shall be for the period from the date of this Agreement (the “Commencement Date”) to December 30, 2007 (the “Initial Termination Date”). Following the Initial Termination Date, this Agreement shall be automatically renewed for successive one-year terms (each, a “Renewal Term”) unless, at least three months prior to the Initial Termination Date or the expiration of a Renewal Term, as applicable, Employee or BIODEL in his or its respective sole discretion notifies the other party in writing of his or its intent to terminate this Employment Agreement as of the Initial Termination Date or the expiration of a Renewal Term, as applicable. The term of Employee’s employment hereunder, including any renewal periods pursuant to the immediately preceding sentence, shall be hereafter referred to as the “Contract Term.” Notwithstanding the foregoing, if a Change of Control occurs during the Contract Term, the Contract Term shall automatically extend for a period of two (2) years from the effective date of Change of Control and shall automatically terminate at the end of such period. “Change of Control” shall have the Definition set forth in Appendix A hereto, which is hereby incorporated by reference.
     3. Salary and Additional Benefits.
          3.1 Employer shall pay to Employee and Employee agrees to accept as compensation for his services to be rendered hereunder, an initial base salary of Two Hundred and Fifty Thousand Dollars ($250,000) (“Base Salary”) per year for the period commencing with the Commencement Date and ending on the completion of the Contract Term, payable in equal installments on the 15th and last day of each month. In the event the Board of Directors shall by resolution increase the base salary, then this agreement shall be deemed so amended as of the effective date of such resolution or such other date specified in such resolution.
          3.2 During the term of this Agreement, Employee, as President and CEO, shall be entitled to receive an annual year-end bonus in cash in an amount of not more than sixty percent (60%) of Base Salary as determined by the Board of Directors. At the time the Board of Directors considers the Employee’s bonus but not less than annually, the Board of Directors shall also consider an award to the employee of stock or options to acquire stock under any stock award plan then in effect.
          3.3 Employee shall be entitled to vacations, at such times as Employee shall reasonably determine, of at least four weeks each year of employment hereunder.
          3.4 In addition to the foregoing, Employee shall also(i) participate in and be entitled to receive medical insurance and other benefits substantially equivalent to the normal benefits provided by BIODEL to its employees generally and (ii) participate in various retirement, welfare, fringe benefit and executive perquisite plans, programs and arrangements of the Company to the extent the senior executives of the Company generally are eligible for participation under the terms of such plans, programs and arrangements including, without limitation, plans, programs and arrangements for the granting of options to purchase securities of the Company or other equity based compensation. Employee acknowledges the right of Employer to change, amend, or terminate any of the benefits referred to in this paragraph, at any time in a manner which does not discriminate between Employee and other company employees who are eligible to participate in such benefits.
          3.5 Employer shall reimburse Employee for any ordinary, necessary and reasonable travel, maintenance and entertainment expenses incurred by the Employee in the course of his duties under this Agreement, in accordance with the Employer’s customary policies and practices in effect from time to time, upon submission to the Employer of appropriate vouchers and receipts evidencing the same.

          3.6 The Company shall pay a mandatory bonus of $250,000 (payable to Steiner Ventures) upon (a) stockholders equity of the Company exceeding $20mm, (b) if any class of securities of the Company are registered under the Securities Act of 1933, (b) the Company enters into stategic partnership with an initial advance, payment or investment of $5 mm, or (d) five years from the date of execution. Such bonus shall be paid in any event, including, without limitation, whether or not the employeed is then employed by the Company and whether or not the employee is then deceased.
     4. Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:
          4.1 Expiration of the Contract Term in accordance with Section 2;
          4.2 At the election of the Company, for cause, upon written notice by the Company to the Employee. For the purposes of this Section 4.2, cause for termination shall be deemed to exist upon (a) a good faith finding by the Board of Directors of the Company of (i) failure of the Employee to perform in any material respect his assigned duties for the Company customarily associated with the Office of Chief Executive Officer, which failure continues for ten (10) days subsequent to written notice from the Company to the Employee of such failure, or (ii) dishonesty, gross negligence or misconduct not involving any exercise of business judgment in good faith relating to the performance of his duties for the Company; (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony; or (c) the material breach by the Employee of any terms of this Agreement, which breach continues for ten (10) days subsequent to written notice from the Company to the Employee of the breach;
          4.3 Upon the death or, at the election of the Company, disability of the Employee. As used in this Agreement, the term “disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 180 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company; provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties. Nothing herein shall be construed to violate any Federal or State law including the Family and Medical Leave Act of 1993, 29 U.S.C.S. §2601 et seq., and the Americans With Disabilities Act, 42 U.S.C.S. §12101 et seq.
          4.4 The Company may terminate the employment of the Employee at any time without cause immediately upon giving the Employee 30 days’ prior written notice of termination or payment in lieu of notice. The Employee may terminate his employment at any time for good reason immediately upon giving the Employer thirty (30) days prior written notice of termination. For the purpose of this Section 4.4, good reason for termination shall exist upon (i) the material breach by the Company of any terms of this Agreement which breach continues for ten (10) days subsequent to written notice from the Employee to the Company of the breach or (ii) the assignment of the Employee of any duties inconsistent in any material respect with the Employee’s positions with the Company as set forth in this Agreement (including status, offices and titles), authority, duties or responsibilities as contemplated by this Agreement or any action by the Company which results in a material diminution in such positions, authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied by the Company.
     5. Effect of Termination.
          5.1 Termination for Cause. In the event the Employee’s employment is terminated for cause pursuant to Section 4.2, the Company shall pay to the Employee the compensation and benefits which would otherwise be payable or accrued to him through the last day of his actual employment by the Company.
          5.2 Termination for Death or Disability. If the Employee’s employment is terminated by death or because of disability pursuant to Section 4.3, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation and benefits which would otherwise be payable or accrued to the Employee through the date of his termination and an additional six months because of death or disability. The Company will continue health benefits for one year after the date of termination.
          5.3 Termination Without Cause. If the Employee’s employment is terminated (a) at the election of the Company pursuant to Section 4.4 without cause, or (b) at the election of the Employee pursuant to Section 4.4 for good reason, and in consideration of the post-termination non-compete and non-solicitation agreement set forth in Section 6, the Company shall pay to the Employee the compensation and benefits payable or accrued to him under Section 4 (including the provision of medical insurance, disability and life insurance), at the times provided in Section 4, through the longer of (x) two (2) years following the termination date or (y) the balance of the term of this Agreement.
     6. Non-Compete and Non-Solicitation.
          6.1 The Employee recognizes that his willingness to enter into the restrictive covenants contained in this Section 6 are a critical condition precedent to the willingness of BIODEL to enter into and perform under this Agreement. The Employee also acknowledges that the restrictions contained in this Section 6 will not materially or unreasonably interfere with the Employee’s ability to earn a living. The Employee acknowledges that the restrictions contained in this Section 6 are necessary to protect the legitimate interests of BIODEL and to ensure that Employee will not reveal or use BIODEL’s confidential, proprietary or trade secret information or unfairly compete with BIODEL after his termination.
          6.2 During the Contract Term and, in the event the Employee’s employment is terminated for cause pursuant to Section 4.2, through the day immediately prior to the first anniversary of the termination date, or, if the Employee’s employment is terminated (a) at the election of the Company pursuant to Section 4.4 without cause, or (b) at the election of the Employee pursuant to Section 4.4 for good reason, for so long as the Company shall pay to the Employee the compensation and benefits payable or accrued to him under Section 4 (including the provision of medical insurance, disability and life insurance), at the times provided in Section 4, the Employee will not directly or indirectly:

               (a) as an individual proprietor, partner, stockholder, officer, employee, consultant, director, joint venturer, investor, agent, distributor, dealer, representative, lender, or in any other capacity whatsoever (other than as the holder of outstanding stock or equity of another entity), engage in the business of delivering insulin by the oral, sublingual or injectable route of administration; or
               (b) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company, or hire any such employee; or
               (c) knowingly solicit, divert, limit or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers, dealers, distributors, representatives or accounts, or prospective clients, customers, dealers, distributors, representatives or accounts, of the Company which were contacted, solicited or served by employees of the Company while the Employee was employed by the Company.
          6.3. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, of the non-competition and non-solicitation provisions set forth in this Section 6 are unreasonable and that such provisions are to that extent unenforceable, the parties hereto agree that the provisions shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable.
          6.4 The restrictions contained in this Section 6 are necessary for the protection of the Company’s legitimate interests, confidential, proprietary or trade secret information, or goodwill; or to protect the Company from the misuse or disclosure of its confidential, proprietary or trade secret information; or to protect the Company from unfair competition. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irreparable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.
          6.5 The Employee agrees that the duration and geographic restrictions imposed in this Agreement are fair and reasonable and are reasonably required for the protection of the Company. To the extent any portion of this Agreement, or any portion of any provision of this Agreement, is held to be invalid or unenforceable, it shall be revised to reflect most nearly the parties’ intent and the remainder of the provision or provisions of this Agreement shall be unaffected and shall continue in full force and effect.
          6.6 For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any of its affiliates.
     7. Confidential Information
          7.1. By executing this Agreement, the Employee recognizes and agrees that he is employed in a position with the Company in which he will have access to certain confidential and proprietary information concerning the business of the Company which is of great value to the Company and which, if used in competition with the Company, would render great and irreparable harm to the Company. Such information includes, but is not limited to, information relating to business operations; services; network; systems; strategic business plans; marketing plans; long-range goals; assets and liabilities; technical and engineering methods, processes, and/or know-how; research and development activities; products; computer software and programs; marketing data; pricing; product designs; discoveries; inventions; budgets; projections; customers and suppliers; development plans, strategies and forecasts; new products and services; and financial statements. This information is provided to the Employee solely for use in the course of his employment with, and for the benefit of, the Company.
          7.2. To ensure that such confidential information provided to the Employee is maintained in confidence by him and not used by him to unfairly compete with the Company, the Employee shall not, during the course of the Employee’s employment and at any time within two (2) years thereafter following the termination of his employment (regardless of whether the Employee’s termination is voluntary or involuntary, or with or without cause), divulge, furnish or make accessible to anyone, or use in any way other than in furtherance of the interests of the Company: (i) any confidential, proprietary or secret knowledge or information which the Employee has acquired or become acquainted with, or will acquire or become acquainted with, during the course of the Employee’s employment with the Company; (ii) any confidential or proprietary information concerning the Company’s customers, including but not limited to, information concerning a customers need, practice or preferences; (iii) any confidential, proprietary or trade secret research and development activities of the Company; and (iv) any other confidential, proprietary or trade secret information relating to the business of the Company. The Employee agrees that this restriction applies to all such information regardless of whether such information was developed by him. This restriction shall not apply to information (i) which is or becomes public knowledge through no fault of the Employee, (ii) is known to the Employee at the time of its disclosure as shown by his prior written records, or (iii) is disclosed to the Employee by a third party who is under no confidential obligation to the Company. The Employee further agrees that upon request by the Company, or upon the termination of the Employee’s employment, the Employee will immediately return to the Company any and all such information in the Employee’s possession or under the Employee’s control.
     8. Representations and Warranties of the Employee. The Employee represents and warrants to the Company as follows:
          8.1. All facts concerning the Employee’s background, education, experience and employment history as described to the Company in writing are true and correct;
          8.2 The Employee’s execution of this Agreement and employment with the Company does not and will not conflict with any obligations that the Employee has to any current or former employer, any other individual, corporation, partnership, association, trust or any other entity or organization, including any instrumentality of government;
          8.3 All files, records, compilations, reports, studies, manuals, memoranda, notebooks, documents, financial reports and statements, correspondence, and other confidential information whether prepared by the Employee or otherwise coming into the possession of the Employee, and all copies thereof, are, and shall remain, the exclusive property of the Company, and shall be delivered to the Company as soon as reasonably practicable and at the expense of the Company in the event of the Employee’s termination or at any other time if requested by the Company.

          8.4 The Employee acknowledges that the Company may, and contemplates, purchasing “key man life insurance” on Employee with the Company as sole benificiary.
          8.5 The Employee confirms that all IP created or owned by Steiner Ventures, since it’s inception in April, 2003 belongs to the Comapany.
     9. Indemnification. Employer shall indemnify Employee and hold him harmless against any and all claims and liabilities asserted against Employee which arise in connection with the performance of Employee’s duties and responsibilities while acting in Employee’s capacity as an employee of Employer, except Employer shall not be obligated to indemnify or hold Employee harmless against any claim or liability which arises out of Employee’s bad faith or intentional misconduct.
     10. Property Rights. With respect to information, inventions and discoveries developed, made or conceived of by Employee, either alone or with others, at any time during Employee’s employment by the Company and whether or not within working hours, arising out of such employment or pertinent to any field of business or research in which, during such employment, the Company is engaged or (if such is known to or ascertainable by Employee) is considering engaging, Employee agrees:
          10.1 that all such information, inventions and discoveries, whether or not patented or patentable, shall be and remain the exclusive property of the Company;
          10.2 to disclose promptly to an authorized representative of the Company all such information in Employee’s possession as to possible applications and uses thereof;

          10.3 not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of the Company;
          10.4 that Employee hereby waives and releases any and all rights Employee may have in and to such information, inventions and discoveries and hereby assigns to the Company and/or its nominees all of Employee’s right, title and interest in them, and all Employee’s right, title and interest in any patent, patent application, copyright or other property right based thereon. Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for Employee and in Employee’s behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by Employee; and
          10.5 at the request of the Company and without expense to Employee, to execute such documents and perform such other acts as the Company deems necessary or appropriate for the Company to obtain patents on such inventions in a jurisdiction or jurisdictions designated by the Company, and to assign to the Company or its designee such inventions and any patent applications and patents relating thereto.
     11. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

     12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws (and not the law of conflicts) of the State of New York.
     13. Jurisdiction. Except as otherwise provided for herein, each of the parties (a) submits to the exclusive jurisdiction of any state court sitting in New York County, New York or federal court sitting in the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 13. Nothing in this Section 13, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
     14. Survival. The provisions of Sections 6, 7, 8, 9, 10, 11, 12 and 13 shall survive the termination of this Agreement.
     15. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     16. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
     17. Amendment. This Agreement may be amended or modified only by a written instrument executed by all of the parties hereto.
     18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him.
     19. Miscellaneous.
          19.1 No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
          19.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          19.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

BIODEL INC.

By:	/s/ F. Scott Reding

Name: F. Scott Reding Title: Chief Financial Officer and Treasurer

/s/ Solomon S. Steiner

Solomon S. Steiner

APPENDIX A
For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred, if any one of the following events occurs:
(a) the acquisition by any person or group of beneficial ownership of more than 50% of the outstanding shares of Common Stock of the Company, or, if there are then outstanding any other voting securities of the Company, such acquisition of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, except for any of the following acquisitions of beneficial ownership of Common Stock or other voting securities of the Company: (i) by the Company or any Employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; (ii) by Solomon S. Steiner; or (iii) by any person or entity during the lifetime Solomon S. Steiner if the shares acquired were beneficially owned by Solomon S. Steiner immediately prior to their acquisition and the acquisition is a transfer to a trust, partnership, corporation or other entity in which Solomon S. Steiner owns a majority of the beneficial interests;
(b) the Company sells all or substantially all of its assets (or consummates any transaction having a similar effect) or the Company merges or consolidates with another entity or completes a reorganization unless the holders of the voting securities of the Company outstanding immediately prior to the transaction own immediately after the transaction in approximately the same proportions 50% or more of the combined voting power of the voting securities of the entity purchasing the assets or surviving the merger or consolidation or the voting securities of its parent company, or, in the case of a reorganization, 50% or more of the combined voting power of the voting securities of the Company; Notwithstanding the foregoing, any purchase or redemption of outstanding shares of Common Stock or other voting securities by the Company resulting in an increase in the percentage of outstanding shares or other voting securities beneficially owned by any person or group shall be deemed to constitute a reorganization; however, no increase in the percentage of outstanding shares or other voting securities beneficially owned by Solomon S. Steiner or any person or entities referred to in (a)(i) or (iii) above resulting from any redemption of shares or other voting securities by the Company shall result in a Change of Control;
(c) the Company is liquidated; or

(d) the Board (if the Company continues to own its business) or the board of directors or comparable governing body of any successor owner of its business (as a result of a transaction which is not itself a Change of Control) consists of a majority of directors or members who are not Incumbent Directors. For purposes of this Agreement, (A) “voting securities” means securities whose holders are entitled to vote in the election of all or a majority of the authorized number of directors at the time the determination of ‘voting securities” status is being made and (B) 50% or more of the combined voting power shall refer to the voting power to elect a majority of the authorized number of directors determined at that time. “Voting securities” shall not include preferred stock or other securities whose holders are entitled to vote in the election of all or a majority of the authorized number of directors upon the occurrence of some event or circumstance which has not occurred and such rights to vote are not in effect at the time of the determination of “voting securities” status. Preferred stock and other securities whose holders are then entitled to vote for less than a majority of the authorized number of directors, shall not be considered “voting securities.”